Exhibit 99.1

CONTACT: Shintaro Asako
Chief Financial Officer
Phone: 858-373-1500
E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Sends Letter to Avigen Board of Directors

SAN DIEGO, Calif. – March 19, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today sent the following letter to the Board of Directors of Avigen, Inc.:

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MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

March 19, 2009

Board of Directors

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Members of the Board:

We feel compelled to publicly express our extreme disappointment with the process by which Avigen, to date, has reviewed our offer to pursue a proposed merger with Avigen. Yesterday, members of senior management of MediciNova, Inc. met with your management team and financial advisor in San Francisco to formally present the case for our proposal. As you are aware, this was our first face-to-face meeting despite our repeated requests for such a meeting since we first made public our proposal back in December 2008.

Unfortunately, as has been the case throughout this process, your management team has so far refused to grant us access to the due diligence materials and management guidance that we believe Avigen has made available to the other three bidders. In our meeting yesterday, your management team repeatedly stated that Avigen, “as a small company,” does not have the capacity to continue to evaluate multiple offers. Frankly, we now believe that your management team had no bona fide interest in evaluating our proposal from the outset, and your management team’s statements and actions so far confirm for us this opinion.

From time to time, management teams of public companies run sales processes that, in retrospect, are ill-conceived and incapable of obtaining the best value for shareholders. In our opinion, the Avigen sales process is just such a situation. In case your management team has not apprised you of their actions through March 18, we wish to make you and the Avigen shareholders aware of the following matters that we believe you, on behalf of the Avigen shareholders, should independently verify and, where appropriate, rectify.

1. Lack of a Fair Evaluation of the MediciNova Offer in an Honest and Open Process

Over the past three months, we have repeatedly attempted to initiate a dialogue with your management team about our merger proposal. We have continually been met, in our opinion, with delays and misrepresentations. For example:

•	Your management team did not provide a draft confidentiality agreement to us until six weeks after our initial offer letter of December 9, 2008.

•	Your management team spent six additional weeks negotiating the terms and conditions of the confidentiality agreement, which was finally executed on March 4, 2009.

•	Your financial advisor provided us with a due diligence request list on February 27, 2009. We populated a data room for your review over the weekend following execution of the confidentiality agreement. However, as of the date of this letter, our data room has not been accessed by any members of your management team or your financial advisor.

•	We provided our due diligence request to your management team on March 6, 2009. On March 10, 2009, we were told by your financial advisor that Avigen would not provide ANY information to us under this due diligence request, a statement that was confirmed in a March 10 letter from your CEO, Ken Chahine, to our Chairman. Interestingly, we received an email from Avigen’s financial advisor (RBC Capital) earlier today which states: “We are preparing some financial diligence. A more formal communication on our thoughts to follow.” We are hopeful that we will be given access to the Avigen due diligence we need to increase the value of our proposal. However, in light of all the past delays, we expect to remain on standby.

•	The efforts of your financial advisor in arranging yesterday’s meeting were indicative of how MediciNova believes it has been treated throughout this process. Although we proposed an all-hands meeting for March 18 in our letter to you last week, your financial advisor gave us less than 24 hours advance notice of the proposed meeting in San Francisco at 3:00 p.m. the next day. We attempted to obtain clarification from Avigen’s financial advisor as to the urgency of the meeting (after a full six days following our initial request) given that our CEO had only returned from Japan that day but, when no clarification was given, we ultimately decided that night to rearrange our schedules in order to attend this first face-to-face meeting. Our team flew the next morning from San Diego, Los Angeles and Flagstaff, Arizona to meet with your management team and financial advisor; however, upon arriving in San Francisco, your financial advisor advised us that the meeting had been postponed until sometime later in the afternoon so that your CEO, Ken Chahine, could participate in a call with an investor. To put it mildly, we were shocked by such unprofessional and discourteous behavior.

•	Interestingly, when we made clear that we would not reschedule our meeting, we were then told that Mr. Chahine’s investor call was postponed and the meeting eventually commenced at 3:30 p.m. We ask that, for any future meetings, we please be provided with the courtesy of more customary advance notice.

2. Public Misstatements with No Means of Rebuttal

Instead of an honest and open evaluation process, you and your management team have chosen to criticize our proposal in your public filings. Beyond the fact that we believe that your statements contain material misrepresentations and misleading inaccuracies, it is disappointing that your management team and financial advisor have actively resisted any discussions regarding these inaccuracies. For example:

•	Your public statements ignore the fact that the potential upside of the MediciNova offer is an ownership position of up to approximately 45% of the combined company.

•	The valuation that you assign to our proposal lacks an important valuation component (relating to the securities component of our proposal), and does so in a way which makes our offer seem meaningfully lower. In fact, we pointed out to your management team that, by analyzing our offer only on a “cash” basis in your proxy statement, this was potentially misleading because it ignored the value assigned to securities which are necessarily non-cash. Your management team stated that they were comfortable with showing a “cash” valuation but omitting a “total” valuation, a view which we disagree with on several levels.

•	The statements you make regarding the risk of bankruptcy impacting the escrowed funds are, on the level of the biotech industry, fear-mongering and grossly inaccurate. This issue, which we believe is without merit due to the more than two-year cash position of MediciNova, can be easily addressed by the ultimate legal structure of a merger transaction.

•	The statements you make regarding the potential upside from the Genzyme agreement ignore the size of the potential payment, the risk associated with product development, and the fact that you never provided us with information by which to evaluate how this asset might be incorporated into our proposal.

3. Failure to Provide Us Due Diligence Materials in Order to Improve Our Offer:

At the meeting yesterday, we were told that we must improve our offer. In response, we indicated the following:

•	We were in a position to improve aspects of our offer immediately as described below; and

•	Upon receipt of the due diligence materials that we previously requested following our mutual agreement on a two-stage due diligence process, we would commit to complete our due diligence in a 10-day period and would submit our final improved proposal at that time.

Unfortunately, as noted above, your management team and financial advisor advised us that they were unwilling to abide by our previous agreement regarding any staged due diligence. In fact, we were told by your management team that certain other interested parties had improved their offers without access to such materials. When we asked if any other bidder had been given access to Avigen due diligence materials, we were specifically told by your financial advisor that your team was “not at liberty to say” – the clear implication being that some bidders in fact had been given meaningful access to Avigen due diligence materials as we would have expected in a public company auction – and that your management team was, at this late stage in the auction process, “too busy” evaluating the other proposals to cooperate in a meaningful exchange of information at this time.

We find this exclusionary behavior unsustainable. Put simply, we believe that it is manifestly unreasonable for your management team and financial advisor to refuse to provide us with the requested due diligence materials in accordance with our previously-agreed staged due diligence process. How can it be appropriate for Avigen, consistent with Delaware law, to arbitrarily and prematurely terminate an auction process that would in several weeks time generate a superior offer from MediciNova if run properly? Furthermore, we are very interested in learning how difficult it would be for Avigen: (1) to allow us access to the Avigen electronic data room that we believe must already exist for other bidders or (2) to access our electronic data to which we provided access several weeks ago but which has not yet been accessed by any member of the Avigen team.

4. MediciNova’s Improved Offer:

At the meeting yesterday, and in our previous letters and communications, we stressed that we were prepared to meaningfully increase the value of our offer upon receipt of the requested due diligence materials. However, in advance of receipt of any such materials, we did outline three immediate improvements to our offer:

•	Minimum Cash Distribution for Your Shareholders. We stated to your management team and financial advisor that we are prepared to consider minimum cash distribution levels once we are provided access to your financial position and current and expected cash burns and projected positive cash streams (e.g., monthly lease payments, royalty streams, “golden parachutes”, management bonuses and management severance arrangements, other post-termination employee benefits and ongoing operating costs). We believe that if we are able to quickly consummate our proposed merger, your stockholders will benefit from the reduction of legal, banker and other fees you are incurring in your fight with Biotechnology Value Fund, and your shareholders will also benefit by directly receiving funds that will otherwise be spent on your underlying cash burn rate while you are evaluating offers.

•	No Break Fee. In order to maximize the potential cash distribution for Avigen shareholders, we are prepared to enter into a mutually-satisfactory merger agreement which will not contain a “break fee” provision (which under Delaware law may be as high as 3-5% of the aggregate purchase price) in the event that your shareholders voted down our deal or otherwise approved another transaction post-signing. We believe such a “break fee”-free offer, if part of a mutually-agreed merger agreement, will provide your shareholders with the freedom to reject our offer on a cost-free basis and also avoid a situation where a portion of the topping bid is diverted to us as the initial merger party who is terminated for any superior bid. We believe that this “break fee”-free offer of ours is extremely unusual in the context of a public M&A transaction and that you should impose this highly-valuable feature for Avigen’s shareholders on any third-party merger candidate. To our surprise, your management team and financial advisor dismissed this proposal from MediciNova as fundamentally valueless, calling it “just another negotiated deal term.”

•	Committed Funds. We are prepared to commit that any Avigen net cash proceeds (after payment of the $7.0 million from Avigen to MediciNova in consideration for the issuance of 1.75 million MediciNova shares to be distributed to Avigen’s shareholders on a pro rata basis) are deposited in an independently monitored escrow fund for the sole benefit of your shareholders who elect to receive the “downside protection” cash feature of our proposal. Once you commit to negotiate the terms and conditions of a merger agreement in good faith with us, we will direct our legal counsel to work with your legal counsel in investigating any other reasonable assurances in this regard. As we previously explained to you, we have in excess of two years of cash and liquidity; therefore, we do not understand why you believe, and continue to state publicly, that there are any solvency risks associated with our proposal.

5. Next Steps:

Notwithstanding the disappointing absence of progress to date, we believe it is time to move forward on a more positive note. Given that your largest shareholder, Biotechnology Value Fund, continues to support our initial proposal even before today’s improvements, we ask that you direct your management team to provide us with the requested due diligence materials and that you avoid ending this sales process prematurely. In particular, we are committed to completing our due diligence review within 10 days following receipt of these materials, and we asked your management team to refrain from entering into any third party merger agreement during this period of our diligence review while we developed an improved bid. As you are aware, your fiduciary duties require you to run a sales process that is designed to solicit the highest price reasonably attainable, and we continue to believe that we can offer a superior offer for your shareholders given the appropriate opportunity. We strongly believe that requiring your management team to allow us 10 days of due diligence as described above is eminently reasonable. We hope that you agree.

Sincerely,

/s/ Yuicki Iwaki
Yuichi Iwaki, M.D., Ph.D.
President and Chief Executive Officer

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About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of risks and uncertainties associated with MediciNova’s business and the proposed transaction, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with MediciNova’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MediciNova’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K, copies of which may be obtained by contacting MediciNova’s Investor Relations department at (858) 373-1500 or at MediciNova’s website at http://www.medicinova.com. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof.

MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement MediciNova, Inc. would file with the SEC if an agreement between MediciNova, Inc. and Avigen, Inc. is reached or any other documents which MediciNova, Inc. may file with the SEC and send to Avigen, Inc. shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF AVIGEN, INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by MediciNova, Inc. through the website maintained by the SEC at http://www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, USA.

MediciNova, Inc. and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. Information regarding MediciNova, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.